EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-76584, No. 333-69614, No. 333-52081, No. 333-72037, No. 333-48384 and No. 333-122223; and Form S-8 No. 333-85244, No. 333-63116, No. 333-15947, No. 333-62039, No. 333-92169 and No. 333-128525) of Aradigm Corporation of our report dated March 10, 2006, with respect to the financial statements of Aradigm Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Palo Alto, California
March 30, 2006